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NATIONSBANK CORPORATION AND SUBSIDIARIES                           EXHIBIT 12(b)
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
--------------------------------------------------------------------------------
(Dollars in Millions)

                                                                                         Year ended December 31
                                                               --------------------------------------------------------------------
                                                                  1996           1995           1994           1993         1992
                                                                --------      --------        -------        --------     --------
EXCLUDING INTEREST ON DEPOSITS
-------------------------------

Income before taxes ..................................          $   3,634      $  2,991       $  2,555       $  1,991      $  1,396

Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries......................                  2            (7)            (3)            (5)           (1)

Fixed charges:
     Interest expense (including
       capitalized interest) .........................              4,125         4,480          2,896          1,421           916
     Amortization of debt discount and
       appropriate issuance costs ....................                 20            12              8              6             3
     1/3 of net rent expense .........................                126           125            114             96            91
                                                                 --------      --------        -------        -------      --------
       Total fixed charges ...........................              4,271         4,617          3,018          1,523         1,010
Preferred dividend requirements.......................                 22            13             15             16            29
Earnings (excluding capitalized interest) ............           $  7,907      $  7,601        $ 5,570        $ 3,509      $  2,398
                                                                 ========      ========        =======        =======      ========
Fixed charges ........................................           $  4,293      $  4,630        $ 3,033        $ 1,539      $  1,039
                                                                 ========      ========        =======        =======      ========
Ratio of Earnings to Fixed Charges ...................               1.84          1.64           1.84           2.28          2.31

INCLUDING INTEREST ON DEPOSITS
-------------------------------

Income before taxes ..................................          $   3,634      $  2,991       $  2,555       $  1,991      $  1,396

Equity in undistributed (earnings) losses
  of unconsolidated subsidiaries......................                  2            (7)            (3)            (5)           (1)

Fixed charges:
     Interest expense (including
       capitalized interest) .........................              7,447         7,761          5,310          3,570         3,688
     Amortization of debt discount and
       appropriate issuance costs ....................                 20            12              8              6             3
     1/3 of net rent expense .........................                126           125            114             96            91
                                                                 --------      --------        -------        -------      --------
       Total fixed charges ...........................              7,593         7,898          5,432          3,672         3,782
Preferred dividend requirements ......................                 22            13             15             16            29
Earnings (excluding capitalized interest) ............           $ 11,229      $ 10,882        $ 7,984        $ 5,658      $  5,170
                                                                 ========      ========        =======        =======      ========
Fixed charges ........................................           $  7,615      $  7,911        $ 5,447        $ 3,688      $  3,811
                                                                 ========      ========        =======        =======      ========
Ratio of Earnings to Fixed Charges ...................               1.47          1.38           1.47           1.53          1.36
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